INTESA SANPAOLO

The Bank of New York

101 Barclay Street, 22nd Floor

New York, New York  10286

JPMorgan Chase Bank

4 New York Plaza, 13th Floor

New York, New York  10004

March 11, 2008

Dear Madam or Sir,

By this letter, and pursuant to Section 13 of the Deposit Agreement dated as of October 16, 1998 as amended as of August 27, 2003 and as further amended as of January 1, 2007 (the “Deposit Agreement”) among Intesa Sanpaolo, S.p.A. (the “Company”), JPMorgan Chase Bank, N.A. (“JPMorgan”), as Depositary, and the Holders from time to time of American Depositary Receipts issued thereunder (the “Receipt”), the Company, effective March 11, 2008, (the “Succession Date”), hereby removes JPMorgan as Depositary under the Deposit Agreement and appoints The Bank of New York (“BNY”) as successor Depositary thereunder.  Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Deposit Agreement.  By execution of this letter by BNY in the space provided below, BNY accepts its appointment as successor Depositary under the Deposit Agreement, effective on the Succession Date, and agrees to be bound by the terms of this letter and to perform its obligations set forth herein.

In connection with this appointment and in accordance with Section 13 of the Deposit Agreement and in confirmation of the provisions of the foregoing paragraph, the Company directs JPMorgan to transfer to BNY all of JPMorgan’s rights and powers under the Deposit Agreement, to duly assign, transfer, and deliver all right, title, and interest in the Deposited Securities to BNY, and to deliver to BNY a list of the Holders of all outstanding American Depositary Receipts (“ADRs”) on the books for the registration of transfer thereof maintained by JPMorgan effective on the Succession Date.  By execution of this letter by JPMorgan in the space provided below, JPMorgan effects such assignment and transfer and agrees to effect such deliveries.

By this letter and pursuant to Section 10 of the Deposit Agreement, the Company and BNY remove JPMorgan as registrar for the registry of Receipts or American Depositary Shares evidenced thereby on any stock exchanges or securities markets in the United States, effective on the Succession Date and BNY hereby agrees to act as substitute registrar effective on the Succession Date.

By separate letter, BNY will provide you with the first requests for information in order to ensure a smooth transition for our ADR holders.  Effective on the Succession Date, JPMorgan’s custodian, acting as agent for JPMorgan as the original Depositary, shall cease to act as Custodian and a Custodian or Custodians appointed by BNY shall become the substitute Custodian.  BNY will be in contact with you and your current Custodian regarding delivery of the Deposited Securities and any relevant records to the substitute Custodian.

BNY will absorb your reasonable out-of pocket expenses in connection with the transition.  We understand that you will not, and by JPMorgan’s execution of this letter JPMorgan confirms that it will not, charge the Company or any Holder any fees or any additional expense or other charges associated with this change of Depositaries.

Please confirm that the foregoing is in accordance with your understanding by signing and returning a copy of this letter, which shall thereupon constitute a binding agreement.

This letter may be executed in one or more counterparts.  Each shall be deemed an original, but together shall constitute one and the same instrument.  This letter may be executed and delivered by facsimile.  Any facsimile signatures shall have the same legal effect as manual signature.

Yours sincerely,

By: /s/ Corrado Passera

Name:  Corrado Passera

Title:    Managing Director and Chief

            Executive Officer

The Bank of New York

By: /s/ Andrew J. Zelter

Name:   Andrew J. Zelter

Title:     Managing Director

JPMorgan Chase Bank, N.A.

By: /s/ Gregory A. Levendis

Name:   Gregory A. Levendis

Title:      Vice President

 JPMorgan Chase Bank, NA

 500 Stanton Christiana Road

 Newark, DE 19713